Exhibit 4.3
NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT.
THIS WARRANT AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT ARE SUBJECT TO AGREEMENTS, COVENANTS AND RESTRICTIONS PROVIDED IN THE AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, DATED AS OF DECEMBER 30, 2003, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY AND THE PERSONS NAMED THEREIN. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO AT NO COST TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE COMPANY.
WARRANT
to Purchase Common Stock of
BIOTROVE, INC.

Date of Issuance: _____, 2005	Certificate No. BW-[___]
THIS WARRANT IS TO CERTIFY THAT [________] (“Holder”), is entitled to purchase from BioTrove, Inc., a Delaware corporation (the “Company”), [_______] shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), at a price per share of $0.01 (the “Exercise Price”). Terms used but not defined herein shall have the meanings set forth in the Series B Convertible Participating Preferred Stock Purchase Agreement of even date herewith, among the Company and the Investors named therein (as amended from time to time, the “Purchase Agreement”).
          Section 1. Certain Definitions. As used in this Warrant, unless the context otherwise requires:
          “Change of Control” shall mean (a) a merger or consolidation of the Company with or into any other company or companies in which the stockholders of the Company immediately prior to the merger or consolidation do not own more than fifty percent (50%) of the outstanding voting power (assuming conversion of all convertible securities and the exercise of all outstanding options) of the surviving company or (b) the sale, lease, licensing, transfer or other disposition of all or substantially all the assets of the Company.
          “Date of Issuance” shall mean the date hereof.
          “Stockholders’ Agreement” shall mean that certain Amended and Restated Stockholders Agreement, dated as of December 30, 2003, among the Company and Stockholders and Institutional Investors listed therein, as amended from time to time.
          “Warrant” shall mean this Warrant and all additional or new warrants issued upon division or combination of, or in substitution for, this Warrant.

          “Warrantholder” shall mean the Holder, as the initial holder of this Warrant, and its nominees, successors or assigns, including any subsequent holder of this Warrant to whom it has been legally transferred.
          “Warrant Stock” shall mean the shares of the Company’s Common Stock purchasable by the holder of this Warrant upon the exercise of such Warrant.
          Section 2. Exercise of Warrant.
                (a) After the date hereof but prior to July 1, 2015, the Warrantholder may at any time and from time to time exercise this Warrant, in whole or in part.
       (b) (i) The Warrantholder shall exercise this Warrant by means of delivering to the Company at its office identified in Section 10 hereof (1) a written notice of exercise, including the Warrant Stock to be delivered pursuant to such exercise, (2) this Warrant and (3) payment equal to the Exercise Price in accordance with Section 2(b)(ii). In the event that any exercise shall not be for all of the Warrant Stock purchasable hereunder, a new Warrant registered in the name of the Warrantholder, of like tenor to this Warrant and for the remaining Warrant Stock purchasable hereunder, shall be delivered to the Warrantholder within five (5) days of any such exercise. Such notice of exercise shall be in the Subscription Form attached hereto as Exhibit A (the “Subscription Form”).
            (ii) The Warrantholder may elect to pay the Exercise Price to the Company either (1) by cash, certified check or wire transfer, (2) by converting the Warrant into Warrant Stock (“Cashless Exercise”) or (3) any combination of the foregoing, and specifying such election(s) in the Subscription Form. If the Warrantholder elects to pay the Exercise Price through Cashless Exercise, upon the exercise hereof the Warrantholder shall specify in the Subscription Form that the Company is authorized to withhold from issuance that number of Warrant Stock which, when multiplied by the fair market value (as determined in good faith by the Board of Directors of the Company) per share of the Warrant Stock, is equal to the aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant).
               (c) Upon exercise of this Warrant and delivery of the Subscription Form with proper payment relating thereto, the Company shall cause to be executed and delivered to the Warrantholder a certificate or certificates representing the aggregate number of fully paid and nonassessable shares of Warrant Stock issuable upon such exercise.
               (d) The stock certificate or certificates for Warrant Stock to be delivered in accordance with this Section 2 shall be in such denominations as may be specified in said notice of exercise and shall be registered in the name of the Warrantholder or such other name or names as shall be designated in said notice. Such certificate or certificates shall be deemed to have been issued and the Warrantholder or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares, including to the extent permitted by law the right to vote such shares or to consent or to receive notice as a stockholder of the Company, as of the time said notice is delivered to the Company as aforesaid.
               (e) The Company shall pay all expenses payable in connection with the preparation, issue and delivery of stock certificates under this Section 2, including any transfer taxes resulting from the exercise of the Warrant and the issuance of Warrant Stock hereunder.

               (f) All of the Warrant Stock issuable upon the exercise of this Warrant in accordance with the terms hereof shall be validly issued, fully paid and nonassessable, and free from all liens and other encumbrances thereon, other than liens or other encumbrances created by the Warrantholder.
               (g) The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, and shall round any fractional shares to the next highest whole number of shares.
          Section 3. Adjustments.
               (a) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Date of Issuance effect a subdivision of the outstanding Common Stock, the number of Warrant Stock then in effect immediately before that subdivision shall be proportionately increased. If the Company shall at any time or from time to time after the Date of Issuance combine the outstanding shares of Common Stock, the number of Warrant Stock shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
               (b) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Date of Issuance shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company or in cash or other property, then and in each such event provision shall be made so that the Warrantholder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company and/or cash and other property which the Warrantholder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the date of exercise, retained any such securities receivable, giving application to all adjustments called for during such period under this Section 3 with respect to the rights of the Warrantholder.
               (c) Adjustment for Mergers or Reorganizations, etc. If there shall occur any reorganization, recapitalization, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsection 3(a) above), then, following any such reorganization, recapitalization, consolidation or merger, the Warrantholder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Warrantholder would have been entitled to receive if, immediately prior to such reorganization, recapitalization, consolidation or merger, the Warrantholder had held the number of shares of Common Stock subject to this Warrant.
               (d) Certificate as to Adjustments. Upon the occurrence of any event requiring adjustments of the number of shares subject to this Warrant pursuant to Section 3, the Company shall mail to the Warrantholder (by registered or certified mail, postage prepaid) a certificate signed by an officer of the Company, setting forth in reasonable detail the events requiring the adjustment and the method by which such proposed adjustment was calculated, specifying the adjusted number of shares subject to this Warrant after giving effect to the proposed adjustment and the Warrant Stock to be issued pursuant to Section 3 hereof.

          Section 4. Requirements for Transfer; Purchase Entirely for Own Account.
               (a) This Warrant and the Warrant Stock shall be deemed “Shares” under the Stockholders’ Agreement and shall not be transferred except in compliance with the Stockholders’ Agreement.
               (b) Each certificate representing Warrant Stock shall bear a legend substantially in the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR PURSUANT TO THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT, (II) PURSUANT TO RULE 144 UNDER SUCH ACT, OR (III) UPON THE FURNISHING OF AN OPINION OF COUNSEL (OR OTHER EVIDENCE) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS NOT REQUIRED TO BE REGISTERED UNDER SUCH ACT OR ANY APPLICABLE “BLUE SKY” LAWS.
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS, COVENANTS AND RESTRICTIONS PROVIDED IN THE AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, DATED AS OF DECEMBER 30, 2003, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY AND THE PERSONS NAMED THEREIN. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO AT NO COST TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE COMPANY.”
          The foregoing legend shall be removed from the certificates representing any Warrant Stock, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act.
          (c) The Warrant is acquired and the Warrant Stock issuable upon the exercise hereof will be acquired for investment for the Warrantholder’s own account and not with a view to the distribution of any part thereof. The Warrantholder does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer, or grant participations to such person or entity or to any third party, with respect to this Warrant and the Warrant Stock.
          Section 5. No Impairment. The Company will not, by amendment of its certificate or articles of incorporation, by-laws or other constitutional documents or through reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.
          Section 6. Notices of Record Date, etc. In the event:
               (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or
               (b) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its capital stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or
               (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or
               (d) the Company or any stockholders of the Company shall enter into any agreement contemplating a Change of Control, then, and in each such case, the Company will mail or cause to be mailed to the Warrantholder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or Change of Control is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least three (3) days prior to the record date or effective date for the event specified in such notice.
          Section 7. Reservation of Stock. The Company will reserve for issuance and delivery upon the exercise of this Warrant, such number of Warrant Stock and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant no later than immediately prior to the exercise of this Warrant.
          Section 8. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.
          Section 9. Warrant Register. The Company will maintain a register containing the name and address of the holder of this Warrant. The Warrantholder may change its address as shown on the warrant register by written notice to the Company requesting such change.
          Section 10. Mailing of Notices, etc. All notices and other communications from the Company to the Holder shall be mailed by first-class certified or registered mail, postage prepaid, to the address last furnished to the Company in writing by the Holder. All notices and other communications from the Holder or in connection herewith to the Company shall be mailed by first-class certified or registered mail, postage prepaid, to the Company at its principal office set forth below:
BioTrove, Inc.
12 Gill Street, Suite 4000
Woburn, Massachusetts 01801
Attn: Chief Executive Officer
Fax: (781) 721-3601
If the Company should at any time change the location of its principal office to a place other than as set forth above, it shall give prompt written notice to the Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice.

          Section 11. No Rights as Stockholders. Until the exercise of this Warrant, the Warrantholder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.
          Section 12. Change or Waiver. Any term of this Warrant may be amended or waived upon the written consent of the Company and the Majority Lenders.
          Section 13. Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.
          Section 14. Governing Law. This Warrant will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict or choice of law provisions thereof that would give rise the application of the domestic substantive law of any other jurisdiction.
**Signature Page Follows**

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its President.
Dated:

BIOTROVE, INC.
By:
Name:
Title:
Signature Page to Warrant

EXHIBIT A
SUBSCRIPTION FORM
(to be executed only upon exercise of Warrant)

To:

[Choose one or both of the paragraphs, as applicable]
      The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby irrevocably elects to purchase                       shares of the Warrant Stock covered by such Warrant and herewith makes payment of $                      , representing the full purchase price for such shares at the price per share provided for in such Warrant.
     The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby irrevocably elects to exercise the right of cashless exercise represented by the attached Warrant for ___ shares of Warrant Stock, and as payment therefor hereby directs                                             to withhold ___ shares of Warrant Stock that the undersigned would otherwise be entitled thereunder.

Dated: ________________________	Name:
Signature:
Address:

Schedule of Outstanding Warrant Holders

Name of Holder	Shares	Expiration Date
CB Healthcare Fund II, L.P.	33,764	May 26, 2015
CB-AH Parallel Fund II, L.P.	5,473	May 26, 2015
Colin Brenan	92	May 26, 2015
Echelon Ventures, L.P.	5,483	May 26, 2015
Echelon Ventures Special Limited Partners I, L.P.	3,750	May 26, 2015
Fletcher Spaght Ventures, L.P.	9,233	May 26, 2015
Vox Equity Partners, L.P.	4,960	May 26, 2015
Vox Equity Partners II, L.P.	34,278	May 26, 2015
Lewis Wharf Partners	1,437	July 1, 2015
CB Healthcare Fund II, L.P.	36,530	July 1, 2015
CB-AH Parallel Fund II, L.P.	5,922	July 1, 2015
Colin Brenan	16,432	July 1, 2015
Echelon Ventures, L.P.	22,278	July 1, 2015
Fletcher Spaght Ventures, L.P.	29,918	July 1, 2015
Vox Equity Partners, L.P.	10,786	July 1, 2015
Vox Equity Partners II, L.P.	74,545	July 1, 2015